Mail Stop 3561								September 23,
2005

Via U.S. Mail and Fax (510) 444-3580

Jane A. Freeman
Senior Vice President and Chief Financial Officer
SCIENTIFIC LEARNING CORP
300 FRANK H. OGAWA PLAZA, SUITE 600
OAKLAND, CA 94612-2040

Re:	SCIENTIFIC LEARNING CORP
	Form 10-K/A for the year ended December 31, 2004
      Filed May 26, 2005

      Form 10-Q for the quarter ended March 31, 2005

      Form 10-Q for the quarter ended June 30, 2005

	File No. 0-24547

Dear Ms.  Freeman:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.



     						 	         Sincerely,
						 /s/ Carlos Pacho
       						 	         for Larry Spirgel
    						 Assistant Director


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